Dividend Capital Diversified Property Fund Inc. POS AM

Exhibit 99.2

CONSENT OF INDEPENDENT VALUATION FIRM

We hereby consent to the reference to our name and the description of our role and the valuation of the real properties and related assumptions and the reference to our firm under the captions “Net Asset Value Calculation and Valuation Procedures” and “Experts” being included in Post-Effective Amendment No. 3 to the Registration Statement on Form S-11 (File No. 333-197767) of Dividend Capital Diversified Property Fund Inc., and the prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S., Inc.
Altus Group U.S., Inc.

April 7, 2016